Exhibit 99.01

For information contact

Mary Beth Higgins Herbst Gaming (702) 740-4576

HERBST GAMING REPORTS THIRD QUARTER EARNINGS

(LAS VEGAS) November 2, 2004 — Herbst Gaming, Inc. and Subsidiaries (“HGI” or “Company”) today announced the results of its operations for the third quarter and nine-month period ended September 30, 2004.

The Company reported net revenues of $93.8 million for the three months ended September 30, 2004, an increase of 18%, or $14.2 million, compared with $79.6 million in the prior year’s quarter. The Company recorded net income of  $7.2 million for the three months ended September 30, 2004, compared with net income of $0.4 million in the prior year’s quarter.  Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) were $18.2 million for the quarter ended September 30, 2004, an increase of 43%, or $5.5 million, compared with EBITDA of $12.7 million for the same quarter in 2003.

The Company reported net revenues of $276.8 million for the nine months ended September 30, 2004, an increase of 21%, or $47.3 million, compared with $229.5 million in the prior year period.  Net loss was $17.2 million for the nine months ended September 30, 2004, compared with net income of $7.2 million in the prior year period. This loss was a direct result of the debt refinancing in June 2004 that resulted in approximately $38.0 million in costs from early retirement of debt.  Net income adjusted for those costs (Adjusted net income) was $20.8 million for the nine month period ending September 30, 2004, an increase of $13.6 million, or 189%, over the same nine month period in the prior year when net income was $7.2 million.  EBITDA was $56.2 million for the nine months ended September 30, 2004, an increase of 33%, or $14.1 million, compared with EBITDA of $42.1 million for the same period in 2003.

The results for the three and nine month periods ended September 30, 2004 and 2003 include the performance of the slot route assets acquired from Anchor Coin Inc., a subsidiary of International Gaming Technology, in February 2003.

See footnote (2) to “Selected Financial Information” below for a detailed definition of EBITDA and adjusted net income and a discussion of the reasons the Company uses EBITDA and adjusted net income as performance measures.  Included in the Selected Financial Information is a reconciliation of each of consolidated EBITDA and adjusted net income, each a non-GAAP measure, to net income.

On July 20, 2004, the Company announced that it entered into definitive purchase agreements pursuant to which the Company will purchase substantially all of the casino assets of Grace Entertainment, Inc. for approximately $287.5 million in cash. These assets include the St. Jo Frontier Casino, in St. Joseph, Missouri, the Mark Twain Casino in La Grange, Missouri, and Lakeside Casino Resort in Osceola, Iowa.

The purchase of each of the casino assets is subject to customary closing conditions including the Company obtaining all requisite regulatory and third party approvals, including gaming regulatory approvals.  The transaction is expected to be completed during the first quarter of 2005.

On October 26, 2004, the Company extended its slot route contracts with Vons and Safeway to 2011. The extended contracts contain substantially similar terms as the previous contracts.

Conference Call Information

The Company will host a conference call to discuss its third quarter 2004 financial results on Wednesday, November 3, 2004 beginning at 9 a.m. Eastern/6 a.m. Pacific Time.  Interested participants may access the call by dialing into our conference operator at (800) 591-6930, PIN No. 16175521. International participants dial (617) 614-4908.  A replay of the call will be available beginning one hour after the completion of the call and until Wednesday, November 10, 2004 at 5 p.m. Pacific Time.  To access the replay, call (888) 286-8010, PIN No. 94583837. International participants dial (617) 801-6888.   A copy of the third quarter earnings call will be available on the Company’s web site, www.herbstgaming.com, in the “Investors Relations” section, which will be accessible on the Company’s web site for a period of at least 12 months.

HERBST GAMING
SELECTED FINANCIAL INFORMATION

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
	(dollars in thousands)
Income Statement Data
Revenues
Route Operations	$62,266	$73,548	$177,490	$215,291
Casino Operations	19,340	22,422	58,025	67,871
Other	694	847	2,312	2,673
Total revenues	82,300	96,817	237,827	285,835
Promotional allowances — route	88	76	288	310
Promotional allowances — casino	2,639	2,962	8,056	8,727
Net revenues	79,573	93,779	229,483	276,798
Cost of revenues
Route operations	50,505	57,907	140,422	168,131
Casino operations	13,202	14,120	37,792	41,835
Depreciation and amortization	6,426	6,610	17,852	19,890
General and administrative	3,246	3,619	9,309	10,756
Total costs and expenses	73,379	82,256	205,375	240,612
Income from operations	6,194	11,523	24,108	36,186
Interest income	49	51	182	150
Interest expense	(5,891)	(4,411)	(17,041)	(15,527)
Loss on early retirement of debt	—	—	—	(37,991)

Net income (loss)	$352	$7,163	$7,249	$(17,182)

	Nine Months Ended September 30,
	2003		2004
	(dollars in thousands)
Other data:
Ratio of adjusted earnings to fixed charges (1)	1.4	x	2.3	x
Net cash provided by operating activities	$20,706		$36,146
Net cash used in investing activities	(70,824)		(11,103)
Net cash provided by (used in) financing activities	41,984		(28,596)
Capital expenditures	11,587		9,862

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
	(dollars in thousands)

Route EBITDA (2)	11,673	15,565	36,780	46,850
Casino EBITDA (2)	3,499	5,340	12,177	17,309
Other and Corporate (3)	(2,503)	(2,721)	(6,815)	(7,933)
Consolidated EBITDA (2)	$12,669	$18,184	$42,142	$56,226

	December 31, 2003	September 30, 2004
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$54,030	$50,477
Total assets	237,068	225,723
Total debt (4)	215,269	246,378
Stockholders’ equity (deficiency)	$1,554	$(37,998)

(1)   For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before fixed charges (other than capitalized interest), extraordinary items and costs associated with the early retirement of debt.  Fixed charges consist of interest expensed and capitalized.

(2)   Consolidated EBITDA consists of net income (loss) plus depreciation and amortization, interest expense net of capitalized interest and costs associated with the early retirement of debt.  Segment EBITDA for route and casino is calculated before allocation of overhead.  Adjusted net income represents net income plus costs associated with the early retirement of debt.  Adjusted net income and EBITDA are presented because they are used as performance measures to analyze the performance of our business segments and because we believe they are frequently used by securities analysts, investors and in the evaluation of companies in our industry.  However, other companies in our industry may calculate adjusted net income or EBITDA differently.  Adjusted net income and EBITDA are not measurements of financial performance under generally accepted accounting principles and should not be considered as alternatives to cash flow from operating activities or measures of liquidity or as alternatives to net income or as indicators of operating performance or any other measure of performance derived in accordance with generally accepted accounting principles.

(3)   Amount represents other non-gaming revenues, general and administrative expenses, and interest income.

(4)   Total debt consists of the current and long-term portions for all periods presented.

The following table is a reconciliation of net income to adjusted net income:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
	(dollars in thousands)
Reconciliation of net income (loss) to Adjusted net income:
Net income (loss)	$352	$7,163	$7,249	$(17,182)
Loss on early retirement of debt	—	—	—	37,991
	352	7,163	7,249	20,809

The following table is a reconciliation of net income to EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004
	(dollars in thousands)
Reconciliation of net income (loss) to EBITDA:
Net income (loss)	$352	$7,163	$7,249	$(17,182)
Interest	5,891	4,411	17,041	15,527
Depreciation and amortization	6,426	6,610	17,852	19,890
Loss on early retirement of debt	—	—	—	37,991
Consolidated EBITDA (2)	$12,669	$18,184	$42,142	$56,226

This press release may be deemed to contain certain forward-looking statements with respect to the business, financial condition, and results of operations of the Company and its subsidiaries which involve risks and uncertainties, including, but not limited to, financial market risks, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission.  These forward-looking statements generally can be identified by phrases such as the Company “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates,” or other words or phrases of similar import.  Such forward-looking information involves important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company.  For more information, review the Company’s filings with the Securities and Exchange Commission.